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                              CONFIRMING STATEMENT


         This Statement confirms that the undersigned, James J. Howard, has authorized and designated each of Peter M. Kreindler, Thomas F. Larkins, Jacqueline Whorms or Monique C. Edwards (the "Designees") to execute and file on the undersigned's behalf all Forms 4, 5 and 144 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Honeywell International Inc. The authority of the Designees under this Statement shall continue until the undersigned is no longer required to file Forms 4, 5 and 144 with regard to the undersigned's ownership of or transactions in securities of Honeywell International Inc., unless earlier revoked in writing. The undersigned acknowledges that the Designees are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:  April 24, 2006

                                           /s/ James J. Howard
                                           ---------------------
                                           James J. Howard